Credence Systems
Corporation

215 Fourier Avenue
Fremont, CA 94539
(510) 657-7400
FAX (510) 623-2560
                                    CREDENCE
                               SYSTEMS CORPORATION




July 29, 1999


Mr. Graham J. Siddall

Dear Graham,

On behalf of the Board of Directors of Credence Systems Corporation (the "Company"), I am pleased to extend to you an offer to become the President & Chief Executive Officer of the Company. Under your leadership, Credence has the opportunity to become the company that shapes the future of Semiconductor Test Equipment. Our offer consists of the following benefits, terms and conditions:

POSITION: Upon commencement of your employment with the Company, you will become the President and Chief Executive Officer of the Company, responsible for leading and managing the Company in all regards. You will also be appointed as a member of the Board of Directors of the Company and shall be nominated to serve on the Company's board as long as you serve as Chief Executive Officer. You will report directly to the Board of Directors of the Company.

SALARY: You will receive a base salary paid at the rate of $33,333.33 per month, an annualized rate of $400,000.00, which will be reviewed annually on or about your employment anniversary date. You will be paid semi-monthly, less payroll deductions and required withholdings, in accordance with the Company's regular payroll practices.

BONUS: Your annual target bonus for FY 2000 is up to $250,000.00. A prorated portion of your bonus will be guaranteed for nine (9) months and will be paid in three (3) equal quarterly installments of $62,500.00 each. This period includes the fourth quarter of FY 1999, ending October 31, 1999 and the first six (6) months of FY 2000, ending April 30, 2000. The balance of your bonus will also be paid quarterly based upon your achievement of relevant performance objectives that you will propose to the Board of Directors by December 31, 1999, subject to their approval.
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Special  Bonuses:   Before  December  31,  1999,  you  will  design  and  submit performance objectives to the Board of Directors for the balance of FY 2000 for their approval. With extraordinary accomplishment, beyond a base plan, you have the opportunity to participate in an additional bonus of up to $100,000.00. This Special Bonus will be paid following the end of FY 2000 and before December 31,2000.

On September 9, 1999, the Company will pay you $125,000.00 as a sign-on bonus.

STOCK OPTIONS: Subject to approval by the Board of Directors, upon commencement of your employment with Credence Systems Corporation, which is expected to occur on or before July 29, 1999, you will be granted an incentive stock option, to the maximum extent permitted by law, to purchase five hundred thousand (500,000) shares of the Company's Common Stock at an option price set by the Board of Directors and reflecting current market price at that time. The Company intends to evaluate your performance at the end of each Fiscal Year for the purpose of additional stock option grants. Such grants will be subject to the sole approval of the Board of Directors of the Company.

VESTING: Your option will vest over a four (4) year period, with 1/48th vesting at the end of each continuous month of employment with the Company.

TERMINATION BENEFITS: Provided the parties enter into a mutual general release, mutual nondisparagement and nonsolicitation and confidentiality agreement, if you are involuntarily terminated by the Company (but not a successor) prior to a Change of Control without "Cause," or if you terminate your employment with the Company (but not a successor), prior to a Change of Control for "Good Reason" on or before June 30, 2000, the Company will provide you with your then effective base salary and target bonus in accordance with the Company's standard payroll policy until June 30, 2001 and the Company will immediately accelerate the vesting of all such unvested stock options as if you were a full-time employee as of June 30, 2001 and ceased employment on June 30, 2001, and will extend the final exercise date of your options as if you were employed at that date.

Provided   the   parties   enter   into  a  mutual   general   release,   mutual
nondisparagement and nonsolicitation and confidentiality agreement, if you are involuntarily terminated by the Company (but not a successor) prior to a Change of Control without "Cause" or if you terminate your employment with the Company (but not a successor) prior to a Change of Control for "Good Reason" after June 30, 2000, or if you die, the Company will provide you or your estate with your then effective base salary and target bonus in accordance with the Company's standard payroll policy, for a period of twelve (12) months after the date of such termination, and the Company will accelerate immediately the vesting of all such unvested stock options for an additional twelve (12) months after such date of
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termination  and will extend the final  exercise  date of your options as if you were employed for such 12-month period.

In addition, regardless of the dates of termination referred to above, in the event of a termination without Cause or for Good Reason, if you choose to continue your health care pursuant to COBRA, the Company would pay your COBRA premiums during such period of severance referred to above.

For the purposes of this Offer, a termination for "Cause" will mean a termination initiated by the Company (or a successor) for any of the following reasons: (i) repeated failure to perform any essential duty of your position, other than for a medical reason documented by a physician, after being given written notice of such failure by the Board of Directors and thirty (30) days in which to cure your performance; (ii) an act committed by you which constitutes gross misconduct and which is injurious to the Company or any subsidiary or a successor; (iii) your being convicted of a crime; (iv) committing an act of fraud against, or the misappropriation of property belonging to, the Company or any subsidiary or a successor; (v) an act of dishonesty committed by you in connection with your responsibilities as an employee and intended to result in the personal enrichment of yourself, your family or others; or (vi) a material breach of any confidentiality or proprietary information or other material agreement between you and the Company or any subsidiary or any successor. If your employment is terminated by the Company (or a successor) for "Cause" or if you leave voluntarily without "Good Reason," you will be paid your base salary and all unused and unpaid vacation earned through your date of termination, but no other benefits. In such event, all stock vesting and benefits will cease on your date of termination.

"Good Reason" means (i) failure by the Company or any subsidiary or successor to comply with any material terms of this letter agreement or any other material agreement between you and the Company or any subsidiary or successor, (ii) a diminution in the nature or scope of your authority, title, function or duties,
(iii) a reduction in your base salary or benefits (unless such reduction is part of an officer-wide program to reduce expenses) or (iv) relocation of your principal office to a location outside Silicon Valley.

CHANGE OF CONTROL: Provided the parties enter into a Mutual general release, mutual nondisparagement and nonsolicitation and confidentiality agreement, in the event of a (i) Change of Control (as defined in the Credence Systems Corporation Addendum to the Stock Option Agreement), and (ii) at any time after such Change of Control, the Company or its successor terminates you without Cause or you leave for Good Reason or you die, the Company or its successor shall pay you or your estate as soon as soon as practicable after such date of termination an amount equal to 200% of your then effective annual base salary and 200% of your target bonus and the Company shall immediately accelerate the vesting on all your unvested stock options through the twenty-four (24)
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month  period  following  such  termination  date,  and shall  extend  the final exercise date of your options as if you were employed for such 24-month period.

In the event that you become entitled to termination benefits within one year following a Change of Control, if any of the payments or benefits to which you are entitled will be subject to an excise tax under the Internal Revenue Code, the Company will "gross up" the amount of such payments and benefits so that on an after-tax basis you will receive the same amount of payments and benefits as you would have received absent the imposition of such excise tax.

In the event of a Change of Control and a subsequent termination without Cause or for Good Reason, other then as set forth in this section entitled Change of Control, you shall not be entitled to any other benefits or compensation from the Company or any successor. If, after a Change of Control, your employment is terminated by the Company or any successor for Cause or you leave voluntarily without a Good Reason, you will be paid your base salary and for all unused vacation earned through your date of termination but no other benefits. In such event, all stock vesting and benefits will cease on your date of termination.

MISCELLANEOUS: You will be entitled to participate in the Company's other benefit plans as a full-time employee to the extent set forth in such plans.

You shall have no duty to seek other employment or otherwise take action to mitigate payments the Company may be required to make in connection with any termination of your employment. If your termination from the Company or a successor would give rise to termination payments under this letter agreement, the Company or its successor shall enter into a mutual general release, mutual nondisparagement and nonsolicitation and confidentiality agreement on reasonable terms; the term of the nonsolicit shall be the same as the term for which base salary is paid if the termination is prior to a Change of Control and shall be 24 months if the termination is after a Change of Control.

The Company shall reimburse you for your reasonable attorneys fees incurred in connection with the review of this agreement.

The employment terms in this letter constitute the complete, final and exclusive embodiment of the entire agreement between you and Credence Systems Corporation with respect to the terms and conditions of your employment. These terms supercede any other agreements or promises made to you by anyone, whether oral or written. This agreement is governed by California law and, except as set forth herein, and shall be binding on the Company's successor and assigns.

California is an "at-will" employment state, and Credence Systems Corporation is an at-will employer. This means that either you or the Company or any successor has the right
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to terminate the employment  relationship  at any time, for any reason,  with or without cause. This is the full and final agreement between you and the Company or any successor on these terms. Although your job duties, title, compensation and benefits, and the personnel policies and procedures may change from time-to-time, the at-will nature of your employment may only be changed in a document signed by you and the Chairman of the Board of Directors.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States of America. You will also be required to sign the Company's standard proprietary assignment of information and inventions agreement.

Graham, we are very excited about your joining the Credence Systems team and look forward to a mutually rewarding relationship. We are convinced that your experience and commitment to develop a great company is an excellent match for both you and Credence Systems Corporation. We look forward to your positive acceptance of this offer.

This offer will remain open to you until Thursday, July 29, 1999. If you wish to accept employment at Credence Systems Corporation under the terms described above, please sign, date and return a copy of this letter to signify your approval.

START DATE: You will start full-time employment at Credence Systems Corporation on or before Thursday, July 29, 1999.

I look forward to your favorable reply and to a productive and enjoyable work relationship with you.

Sincerely,

Credence Systems Corporation,


William G. Howard, Jr.
Chairman


Accepted:


Graham J. Siddall                                      July 29, 1999

cc:      Board of Directors, Credence Systems Corporation
         Michael V. Parsells
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